Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Investor Relations
Telephone: 712.732.4117

META FINANCIAL GROUP, INC.® REPORTS SECOND QUARTER RESULTS

Storm Lake, Iowa - (April 24, 2006) Meta Financial Group, Inc. (the “Company”) (NASDAQ-NM: CASH) today reported net income of $261,000, or $0.10 per diluted share, for the 2006 fiscal year second quarter ended March 31, 2006, compared to net income of $399,000, or $0.16 per diluted share, for the same period last year. Net income for the first six months of the 2006 fiscal year totaled $777,000, or $0.31 per diluted share, compared to $841,000, or $0.33 per diluted share for the same period last year. Earnings in the current period were impacted by a negative loan loss provision, offset by higher compensation, as well as legal and consulting expenses. Each of these items is discussed in detail below. For the second fiscal quarter of 2006, Meta Payment Systems®, a separate reportable segment, recorded net income of $356,000, or $0.14 per diluted share, compared to a loss of $345,000, or $0.14 per diluted share for the second fiscal quarter of 2005. For the six month period ended March 31, 2006, Meta Payment Systems recorded net income of $851,000, or $0.34 per diluted share, compared to a loss of $715,000, or $0.28 per diluted share, for the six month period ended March 31, 2005. The Meta Payments Systems division continues to perform better than management had originally anticipated.

During the second fiscal quarter of 2006 and the six months ended March 31, 2006, the Company recorded negative provisions for loan loss of $350,000 and $310,000, respectively, compared to positive loan loss provisions of $257,000 and $434,000 for the prior comparable periods. The negative provisions in the current periods resulted primarily from the Company’s settlement agreement with one of the participants in its lending relationship with three entities involved in auto sales, service, and financing, and their principal owner, which has been the subject of previous disclosure.

Meta Financial Group’s compensation expense for the second fiscal quarter of 2006 totaled $3.358 million, which reflected a $576,000 increase compared to the same quarter in fiscal 2005. For the first six months of fiscal year 2006, compensation expense totaled $6.626 million, which reflected an increase of $934,000 compared to the same period in fiscal year 2005. The increase was primarily the result of staff acquisition costs related to the growth at Meta Payment Systems, and the full-staffing of two de novo branch facilities in the Sioux Falls market. The Company opened its branch at 1600 N. Minnesota Avenue in mid-2005, and opened its 4900 S. Western Avenue branch in late 2005. The Company expects that the negative impact of higher staffing levels at the branch facilities will diminish over time as these branches begin to contribute to an increased penetration of the Sioux Falls marketplace. The Company now has four full service branches in the Sioux Falls market. Other compensation costs included one time severance and recruitment expenses.

The Company’s legal and consulting expenses also increased in the second fiscal quarter of 2006, rising $791,000 from $163,000 to $954,000. Roughly half of this increase stemmed from higher expenditures related to the Company’s work related to section 404 of the Sarbanes-Oxley Act, for which the Company has engaged an outside consulting firm to assist with implementation. The Company’s increased legal expenses were primarily due to expenditures on matters involving or related to the aforementioned automobile related loans. For the six month period ending March 31, 2006, legal and consulting expenses rose $1.321 million from $224,000 to $1.545 million. Approximately one half of this increase pertains to Sarbanes-Oxley section 404 implementation. Higher legal expenses relating to the aforementioned loans also contributed to the rise in expense between these two time periods. Through March 31, 2006, the Company has incurred over $700,000 in additional collection expenses related to the aforementioned auto lending relationships. The Company previously disclosed that its revised estimate for total cash expenditures relating to its collection efforts with respect to these loans would range between $750,000 and $1.1 million. The Company believes this expenditure estimate remains accurate at this time.

For the second quarter of fiscal 2006, net interest income totaled $4.989 million, which was the same as the second fiscal quarter of 2005, reflecting zero growth on a year over year basis. Net interest income for the first six months of fiscal year 2006 totaled $9.709 million, compared to $9.676 million over the same period in fiscal year 2005, reflecting an increase of $33,000. Because the Company’s balance sheet is approximately $30.9 million smaller at March 31, 2006 than it was at September 30, 2005, the zero or virtually-zero growth in net interest income reflects the Company’s improving margins over the prior periods. Margin improvement has arisen from a more favorable funding mix, resulting primarily from growth in the Company’s low-cost demand deposits, a decrease in low-margin wholesale investments and borrowings, and a rising interest rate environment. Further discussion of the Company’s favorable balance sheet changes is included below.

The Company incurred net loan charge-offs during the second fiscal quarter of 2006 of $908,000. For the first six months of fiscal year 2006 the Company incurred net loan charge-offs of $915,000. The charge-offs primarily reflect the final liquidation of the bulk of foreclosed and repossessed assets acquired during the collection process related to the aforementioned automobile related loans. The Company believes at this time that its previously disclosed range of potential loss in this transaction of between $1.90 million and $4.88 million remains accurate, and that an adequate allowance has been established for this potential loss. The allowance for loan losses reflects management’s best estimate of probable losses inherent in the portfolio based on currently available information.

As of March 31, 2006, Meta Financial Group had assets totaling $745.4 million, compared to $776.3 million at September 30, 2005. The reduction in total assets of $30.9 million reflects the Company’s planned strategy to reduce the level of lower yielding investment securities and pay off higher costing wholesale borrowings. Investment and mortgage-backed securities totaled $231.6 million at March 31, 2006, compared to $268.4 million at September 30, 2005, reflecting a decrease of $36.8 million. Similarly, advances from the Federal Home Loan Bank of Des Moines, and other wholesale borrowings, declined $34.3 million from $190.5 million at September 30, 2005 to $156.2 million at March 31, 2006. The Company’s deposit mix has also changed favorably. Overall deposits have remained relatively flat, decreasing by $345,000 from $540.8 million as of September 30, 2005 to $540.4 million as of March 31, 2006; however low- or no-costing demand deposits have risen $33.8 million over this same time period, and higher-costing certificates of deposit and public funds deposits have declined by approximately the same amount. As of March 31, 2006 the Company’s shareholders’ equity totaled $42.0 million. Both of the company’s banking subsidiaries, MetaBank and MetaBank West Central, meet regulatory requirements for classification as well-capitalized institutions.

Shareholders of record on March 15, 2006 received a quarterly cash dividend of $0.13 per share, which was paid on April 3, 2006. During the quarter ended March 31, 2006, Meta Financial Group shares traded between $19.04 and $28.10.

Corporate Profile: Meta Financial Group, Inc.® (doing business as Meta Financial Group) is the holding company for MetaBank, MetaBank West Central, and Meta Trust Company®. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Eighteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust Company may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems Division; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Financial Highlights

Consolidated Statement of Financial Condition

(In Thousands)
Assets	March 31, 2006	Sept. 30, 2005
Cash and Cash Equivalents	$37,330	$14,370
Investments & Mortgage-backed Securities	231,656	268,406
Loans, net	426,031	440,496
Other Assets	50,423	53,077
Total Assets	$745,440	$776,349

Liabilities
Deposits	$540,425	$540,770
Borrowed Money	156,168	190,522
Other Liabilities	6,809	2,098
Total Liabilities	$703,402	$733,390

Shareholders' Equity	$42,038	$42,959
Total Liabilities and Shareholders' Equity	$745,440	$776,349

Consolidated Statements of Income
	For the 3 Months		For the 6 Months
	Ended March 31:		Ended March 31:
(Dollars In Thousands except per share data)	2006	2005	2006	2005
Interest Income	$10,195	$10,373	$20,372	$20,157
Interest Expense	5,206	5,384	10,663	10,481
Net Interest Income	4,989	4,989	9,709	9,676
Provision for Loan Losses	(350)	257	(310)	434

Net Interest Income After
Provision for Loan Losses	5,339	4,732	10,019	9,242
Other Income	2,197	674	4,043	1,286
Other Expenses	7,200	4,864	12,991	9,350
Income Before Income Tax	336	542	1,071	1,178
Income Tax Expense	75	143	294	337
Net Income	$261	$399	$777	$841

Earnings Per Common Share (Basic):	$0.10	$0.16	$0.31	$0.34
Earnings Per Common Share (Diluted):	$0.10	$0.16	$0.31	$0.33

Selected Financial Information

For the 6 Months Ended March 31,	2006	2005
Return on Average Assets	0.22%	0.21%
Return on Average Equity	3.83%	3.62%
Average Shares Outstanding for Diluted Earnings per Share	2,505,093	2,519,243

At Period Ended:	March 31, 2006	Sept. 30, 2005
Equity to Total Assets	5.64%	5.53%
Book Value per Common Share Outstanding	$16.73	$17.16
Tangible Book Value per Common Share Outstanding	$15.38	$15.80
Common Shares Outstanding	2,512,655	2,503,655
Non-Performing Assets to Total Assets	0.90%	0.69%

Meta Financial Group s121 East Fifth Street s P.O. Box 1307 sStorm Lake, Iowa 50588